Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-217164, 333-224790 and 333-226117) and Form S-8 (Nos. 333-207630, 333-216904,  333-226755, and 333-230754) of our report dated March 16, 2020 related to the consolidated financial statements of Adesto Technologies Corporation, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California
March 16, 2020